CODE OF ETHICS

April 1, 2026

Table of Contents

1.	GENERAL FIDUCIARY PRINCIPLES	-1-

2.	ADMINISTRATION AND INTERPRETATION	-1-

3.	PERSONNEL COVERED BY THE CODE OF ETHICS – COVERED PERSONS	-1-

4.	RESTRICTIONS ON DISCLOSURE OF CONFIDENTIAL INFORMATION	-2-

5.	COMPLIANCE WITH LAWS AND REGULATIONS	-4-

6.	ADDITIONAL FIDUCIARY OBLIGATIONS	-6-

7.	GIFT POLICY	-8-

8.	OUTSIDE BUSINESS ACTIVITIES	-10-

9.	PERSONAL SECURITIES TRADING BY ACCESS PERSONS	-11-

10.	ACKNOWLEDGEMENTS	-20-

11.	DUTY TO REPORT VIOLATIONS	-20-

12.	ACCOUNTABILITY FOR VIOLATIONS OF THIS CODE	-20-

13.	RECORD KEEPING	-20-

14.	AMENDMENTS AND REPORTING	-21-

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ARROWSTREET CAPITAL, LIMITED PARTNERSHIP CODE OF ETHICS

1.	General Fiduciary Principles

Our position as a fiduciary to our clients imposes fundamental standards of conduct on our firm and our personnel. Our fiduciary duties of loyalty and care require that we always act in good faith and in the best interests of our clients, that we place client interests first and avoid conflicts of interest between personal and firm or client matters through effective management (or elimination) of such conflicts. We must also treat our clients fairly and equitably, and we must not systematically favor the interests of one client over another.

We seek to foster a reputation of integrity and professionalism. The confidence and trust placed in our firm by clients must be respected, valued and protected. This Code of Ethics (Code) establishes ethical standards and the associated requirements for personal activities and for the protection of firm and client information. These requirements are designed to ensure compliance with such ethical standards.

In addition, there are various state and federal laws, rules and regulations applicable to our business that are intended to prevent firm personnel from taking unfair advantage of clients and participants in the securities markets. This Code incorporates these legal requirements, so that any violation of these legal requirements would also result in the violation of the Code.

2.	Administration and Interpretation

The Code is administered by Regulatory Compliance under the general supervision of the firm’s Chief Compliance Officer (CCO). The CCO is responsible for the administration, application and interpretation of the Code. The CCO may delegate responsibility for administering aspects of the Code to one or more members of Regulatory Compliance or, with respect to specified approvals, the Chief Executive Officer and/or the Chief Investment Officer.

Any provision of this Code may be waived by the CCO, in whole or in part, if such waiver is consistent with the intent and spirit of this Code, our fiduciary duty and obligations and applicable law.

Because a written code cannot answer all questions raised in the context of business relationships, each Covered Person (as defined below) must take responsibility for recognizing and responding appropriately to specific situations as they arise. It is essential that Covered Persons understand and comply with the general principles noted above in both letter and in spirit, as no set of rules can anticipate every possible problem or conflict situation (actual, potential or perceived). Failure to comply with the general principles and provisions of the Code may result in disciplinary action, including termination of employment. In the event of any question about the requirements of this Code or the appropriateness of a relationship or action, consult with the CCO in advance.

We use a third-party software package provided by StarCompliance to assist with the administration of various aspects of the Code, such as individual compliance certifications, monitoring of personal trading activity and facilitating political contribution and outside business activity pre-clearance requests. The employee website to log in to StarCompliance is https://arrowstreet.starcompliance.com/. Please contact CodeofEthics@arrowstreetcapital.com with any questions regarding the use of StarCompliance.

3.	Personnel Covered by the Code of Ethics – Covered Persons

3.1 Covered Persons. This Code applies to the following persons (collectively referred to as “Covered Persons”):

(a) all officers, directors, employees (full-time, part-time and seasonal), partners and/or members of Arrowstreet Capital, Limited Partnership;

(b) all officers, directors, employees, partners and/or members of any “corporate affiliate” of Arrowstreet Capital, Limited Partnership as defined and identified below; and

(c) select consultants engaged by Arrowstreet Capital, Limited Partnership or its affiliates that are made subject to this Code by determination of the CCO, which are referred to as “Designated Consultants.”

A “corporate affiliate” of the firm for purposes of this Code means any direct or indirect parent company of the firm and any direct or indirect subsidiary of the firm or any such parent company (excluding any sponsored commingled investment vehicle offered by the firm to institutional investors and for which the firm is the investment adviser/sub- investment adviser or portfolio manager (which we refer to as an “Arrowstreet Sponsored Fund”) and any company formed for the purpose of managing an Arrowstreet Sponsored Fund). Currently, our corporate affiliates are Arrowstreet Capital GP LLC, Arrowstreet Capital Holding LLC and Arrowstreet Capital Canada Corporation. References to “we,” “us,” “our,” or the firm should be considered as references to Arrowstreet Capital, Limited Partnership and its corporate affiliates as the context requires.

In determining whether a consultant is a Designated Consultant, the CCO shall take into consideration the relevant facts and circumstances of the consulting engagement, including (i) the duration of consulting services and term of the consulting contract; (ii) the services to be performed by the consultant; (iii) the consultant’s access to firm and/or client proprietary, confidential or sensitive information and data, including trade data and trading systems; and (iv) the terms of any other agreements between the firm and the consultant.

3.2 Access Persons. Certain sections of this Code, such as Section 9 relating to personal trading, apply only to “Access Persons” and not to all Covered Persons. Access Persons are Covered Persons that, in connection with their regular functions or duties, make, participate in, or have (or may have) access to information regarding the purchase or sale of securities by client portfolios (including Arrowstreet Sponsored Funds), investment recommendations, client flows or the portfolio holdings of clients (collectively, Trade Information). All employees of Arrowstreet (full-time, part-time and seasonal), and all Designated Consultants, are deemed to be Access Persons under the Code. In addition, and to the extent applicable, Regulatory Compliance will notify any additional individuals who are identified as Access Persons (and, if applicable, for what period they are considered Access Persons).

3.3 Non-Access Persons. Generally, a non-executive director of the firm does not meet the definition of Access Person solely by virtue of such person’s status as a non-executive director. Non-executive directors of the firm (including any non-executive director that is also an equity holder of the firm) will not be considered an Access Person except where such non-executive director in fact makes, participates in, or has access to Trade Information. In such case, the non-executive director shall be treated as an Access Person for such period as the CCO determines.

4.	Restrictions on Disclosure of Confidential Information

4.1 Within Arrowstreet. Covered Person access to confidential information of the firm, its employees and its clients (including Trade Information) shall be on a need-to-know basis during such period the person is performing their assigned duties. Such confidential information may be used only in connection with providing services to the firm and/or its clients and may not be used or exploited for any personal benefit (including, for example, in connection with prediction market activities) or the benefit of any unaffiliated third-party. Covered Persons are reminded that non-executive directors of the firm are not considered Access Persons and therefore Trade Information should not be disclosed to, or discussed with, non-executive directors. In addition, all information provided to Regulatory Compliance pursuant to this Code shall be kept confidential and shared only on a need-to-know basis. You must always comply with applicable confidentiality agreements in your employment documentation. The provisions of this Section 4.1 are always subject to Section 4.4 below.

4.2 Outside Arrowstreet. Covered Persons must not disclose confidential information (including Trade Information) of the firm or its clients to any person outside the firm except in accordance with our internal policies and operating practices governing the disclosure of such information or with the prior approval of the CCO, General Counsel, Chief Executive Officer or Chief Investment Officer. Disclosure of nonpublic information may also be restricted as described in the section on insider trading below. You must always comply with applicable confidentiality agreements in your employment documentation. The provisions of this Section 4.2 are always subject to Section 4.4 (“Maintenance of Whistleblower Protection”) below.

4.3 Other Confidentiality Matters. Firm business is to be conducted on firm-provided systems. Other than in the ordinary course of a Covered Person’s duties, Covered Persons may not send confidential information of the firm, its employees or its clients (including, but not limited to, Trade Information) to non-Arrowstreet personal email accounts (e.g., personal, academic or other external email accounts) without prior approval of the CCO. Covered Persons may also not do any of the following at any time:

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You may not communicate electronically any confidential information of the firm, its employees or its clients (including, but not limited to, Trade Information) outside of Arrowstreet-provided systems (e.g., firm email, firm messaging system and where applicable based upon role and responsibilities, Bloomberg chat, Global Relay application and / or, xMatters) without prior approval of the CCO, as detailed further within the Compliance Manual. Similarly, you should avoid using firm provided systems (including firm email) for personal use.

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You may not take pictures, videos, audio recordings or screen shots of any confidential information of the firm, its employees or its clients (including, but not limited to, Trade Information) using any personal device without prior approval of the CCO. Such restrictions include, but are not limited to, information that is included in drawings or writings or presented on whiteboards or computer screens, etc.

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You may not access, store or transfer any confidential information of the firm, its employees or its clients (including Trade Information) on hard drives, networks, storage devices (e.g., thumb drive) or “cloud” based storage (e.g., drop box, carbonite) that are not provided or otherwise approved by the firm without prior approval of the CCO. You should also seek to avoid transporting physical copies of documents with firm, employee or client data (including Trade Information) externally; where necessary, you are reminded to exercise caution and ensure all firm, employee and client data remains protected and is disposed of properly (e.g. shredding). Similarly, unless otherwise related to your employment with the firm, you may not use firm provided hardware/software to access personal data and/or transfer personal data to firm systems.

4.4 Maintenance of Whistleblower Protection. Notwithstanding Sections 4.1, 4.2, or 4.3 or any other provision herein or in any other firm manual, policy or other firm document applicable to Covered Persons, no confidentiality or other obligation owed by a Covered Person to the firm prohibits a Covered Person from reporting or otherwise communicating possible violations of law or regulation to any governmental agency or entity under any whistleblower protection provision of U.S. federal or state law or regulation (including Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act 2002) or requires a Covered Person to notify the firm of any such report. In making any such report, however, a Covered Person is not authorized to disclose communications with internal or external counsel to the firm that were made for the purpose of receiving legal advice, that contain legal advice or that are protected by the attorney work product or similar privilege.

5.	Compliance with Laws and Regulations

5.1 General. Every Covered Person must comply with and must endeavor to ensure that our firm complies with, all applicable laws and regulations. These may include, among others: Investment Advisers Act (relating to the overall investment advisory business); Investment Company Act (relating to, among other things, advisory services provided to U.S. registered mutual funds); Securities Act and Securities Exchange Act (relating to, among other things, the offer and sale of securities in Arrowstreet Sponsored Funds and SEC reporting requirements); Commodity Exchange Act (relating to, among other things, the advising and trading in futures, options on futures and swaps); Gramm-Leach-Bliley Act (relating to, among other things, privacy of client information) and Dodd-Frank REG S-ID; Bank Secrecy Act (relating to, among other things, money laundering and transactions in currency); Foreign Corrupt Practices Act (relating to, among other things, making payments to foreign officials); rules and regulations of the Commodity Futures Exchange Commission (CFTC) and the National Futures Association (NFA); and securities laws and regulations of states and foreign jurisdictions to the extent applicable or made by contract, to us. Every Covered Person is expected to use good judgment and common sense in seeking to comply with applicable laws, rules and regulations and to ask for advice from Regulatory Compliance when uncertain about what is required.

5.2 Insider Trading. It is against the law and firm policy for any Covered Person to trade any security, either for a personal portfolio or on behalf of a client or others while aware of material, non-public (inside) information relating to the security or the issuer; and in breach of a duty of trust or confidence owed directly or indirectly to the issuer of that security or its shareholders or to any other person who is the source of the inside information. It may also be illegal, and it is a violation of firm policy, to communicate inside information to someone else in breach of a duty of trust or confidence (known as tipping) or to receive inside information and subsequently trade while in possession of such information (known as tippee liability).

(a) Material Information. Material information is information that a reasonable investor would consider important in making an investment decision about an issuer or a security. Generally, this is information the disclosure of which will have a substantial effect on the price of the securities. Examples of material information could include revisions to previously published earnings estimates, merger or other significant transaction proposals, significant new products or technological discoveries, litigation, extraordinary turnover in management, impending financial or liquidity problems, and significant orders to buy or sell securities. Pre-publication information regarding reports in the financial press may be material. Other types of information may also be material and as such no complete list can be given.

(b) Non-Public Information. Information is “non-public” or “inside information” until it has been made available to investors generally (e.g. through the wire services or other media, or an SEC filing) and the market has had time to digest it. The amount of time required depends on the amount of attention paid to the issuer in the markets, varying, for example, from a couple of hours for the largest companies to several days in the case of thinly traded issues.

(c) A Duty of Trust or Confidence. In addition to the sort of “insider” relationships – such as acting as a director of or adviser to an issuer – that impose this obligation, a “duty of trust or confidence” also exists in other circumstances such as the following:

(i) whenever a person agrees to maintain information in confidence;

(ii) whenever one enters a relationship the nature of which implies a duty to maintain the information in confidence; and

(iii) whenever the person communicating the inside information and the person to whom it is communicated have a practice of sharing confidences, such that the recipient of the information knows or reasonably should know that the person communicating the inside information expects that the recipient will maintain its confidentiality. This may apply to family relationships as well as business relationships.

Ordinary investment management industry contacts by Covered Persons not involving the factors described above or other special circumstances should not result in a duty of trust or confidence. However, difficult legal issues may arise when, during these contacts, Covered Persons become aware of material, nonpublic information. This could happen, for example, if an insider of an issuer prematurely discloses material confidential information to an analyst, broker or other industry participant with whom we work, or an investor relations representative makes a selective disclosure of news to a handful of investors or other third parties, and in any of these cases that information somehow makes its way into our hands. Similar disclosure issues can arise in connection with your personal relationships in your household or with friends and extended family. If you believe you may have learned material inside information from any source, you must immediately consult the CCO or General Counsel.

(d) Tender Offers. Information about a pending tender offer raises concerns, in part because such activity often produces extraordinary movements in the target company’s securities and in part because an SEC rule expressly prohibits trading and “tipping” while in possession of material, nonpublic information regarding a tender offer.

(e) Penalties. Insider trading or improperly communicating inside information to others may result in severe penalties, including large personal fines and/or imprisonment. In addition, such actions may expose the firm to fines as well as serious legal and regulatory sanctions. We view any violation of these prohibitions very seriously and would consider it grounds for disciplinary action, including termination of employment.

(f) Judgments and Concerns about Inside Information. Judgments in this area tend to be made with hindsight. It is particularly unwise to make them on your own, without the input of a disinterested person. Anyone who is unsure whether the insider trading prohibitions apply to a particular situation must:

(i) report the circumstances immediately to the CCO or General Counsel;

(ii) refrain from any trading activity in the respective security on behalf of clients or personally; and

(iii) not communicate the applicable information to anyone inside or outside of the firm apart from the CCO or General Counsel.

5.3 Market Manipulation. No Covered Person may engage in any activity the purpose of which is to interfere with the integrity of the marketplace. Among other things, intentionally manipulating the market is a violation of the federal securities laws and of the firm’s policies and standards of conduct. The term “manipulation” generally refers to any intentional or deliberate act or practice in the marketplace that is intended to mislead investors in a security by artificially controlling or affecting the price of such security in the marketplace. For example, manipulation may involve efforts to stimulate artificially public demand or to create the false appearance of actual trading activity. Practices that may be intended to mislead investors by artificially affecting market activity and thus may constitute manipulative acts include, but are not limited to:

(a) portfolio pumping (submitting orders to purchase securities in a client portfolio near the close of trading on the last day of a period for which performance will be reported (e.g., quarter- end));

(b) window dressing (adding or eliminating securities holdings of a client on or around the date for which the client’s holdings will be reported solely in order to make the client’s holdings appear more favorable to the client (e.g., by eliminating a poorly performing holding or acquiring a security that has performed well));

(c) marking the close (executing securities transactions at or near the close with a purpose of inflating the day’s price);

(d) wash sales (selling a security at a loss and purchasing the same or a substantially similar security soon afterwards);

(e) front running (transacting in a security for one’s own portfolio, or the portfolio of client, while taking advantage of advance knowledge of another client’s pending transactions (such as client flows or a client portfolio’s trade program));

(f) spreading false or misleading rumors;

(g) disseminating false or misleading information into the marketplace that could reasonably be expected to cause the price of a security to increase or decrease;

(h) matching orders (buying a security with a low turnover and subsequently placing contemporaneous buy and sell orders for the security for substantially the same number of securities at substantially the same time and at substantially the same price, with the aim of conveying an appearance of renewed interest in the security);

(i) pumping and dumping (promoting a stock and selling once the stock price has risen following a surge of interest);

(j) painting the tape (buying and selling a security to create the appearance of high trading volume (causing the price of the security to move in a desired direction)); and

(k) cornering and squeezing (attempting to control of a large and dominating security position in a market in order deliberately to increase the price of the security).

The rules against market manipulation do not mean that merely trying to acquire or to dispose of an instrument for investment purposes and incidentally affecting the price is unlawful. Covered Persons with any questions whether any transaction may constitute market manipulation must promptly contact the CCO.

6.	Additional Fiduciary Obligations

6.1 In General. As fiduciaries, Covered Persons must place client interests first, avoiding conflicts of interest between personal and client and/or firm matters, even if not expressly prohibited by law. No Covered Person may:

(a) employ any device, scheme or artifice to defraud a client;

(b) make any untrue statement of material fact or material omission in communications to clients;

(c) engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon a client; or

(d) engage in any manipulative practice with respect to a client.

The scope of these prohibitions is very broad. It covers taking advantage of client transactions (including client flows) or information for the benefit of another client or for a personal or firm proprietary portfolio (if applicable), including such practices as “scalping,” “front running,” and (with respect to investment companies advised by us) “market timing.” In addition, one may not take advantage, for the benefit of another client or for a personal or firm proprietary portfolio (if applicable), of an investment opportunity that is presented because of client activity and, therefore, properly belongs to the client. In addition, the firm and every Covered Person are prohibited from knowingly purchasing or selling a security or other asset from or to a client portfolio for its, his or her own portfolio. Investment opportunities (including allocation of partially filled block trades) must be allocated fairly between client portfolios (including Arrowstreet Sponsored Funds). All Covered Persons are required to disclose to Regulatory Compliance any situation that creates an actual or potential conflict between their interests and those of the firm or our clients.

6.2 CFA Institute Responsibilities for Investment Personnel. Many of our investment and other professionals are members of the CFA Institute and are Chartered Financial Analyst® (CFA®) charterholders (or candidates to be CFA charterholders). As such, there are additional responsibilities incumbent upon such individuals to comply with the CFA Institute’s Code of Ethics. The following rules and responsibilities apply to Covered Persons who are CFA charterholders, candidates to be CFA charterholders and all other research and investment personnel:

(a) Suitability. Our fiduciary duty includes the duty to ensure that the investment advice we provide is suitable for a particular client. When accepting a new client, a reasonable inquiry must be made into the client’s investment experience, risk and return objectives, and financial constraints to the extent appropriate to do so. These issues must also be reassessed regularly considering material changes relative to the client and their investment objectives. Our investment process must ensure that each investment decision is consistent with the client’s written objectives, mandates, strategies, and constraints as set forth in the client portfolio’s investment guidelines.

(b) Performance Presentation. When communicating investment performance information, investment personnel must make reasonable efforts to ensure that it is fair, accurate and complete and, where applicable, in compliance with Global Investment Performance Standards (GIPS).

(c) Investment Analysis. Investment personnel must exercise diligence, independence and thoroughness in analyzing investments, making investment recommendations and taking investment actions. They must also have a reasonable basis, supported by appropriate research, for any investment analysis, recommendation or action.

Investment personnel must communicate to clients and prospective clients the general principles of the investment processes used to analyze investments, select securities and construct portfolios, and must promptly disclose any changes that might materially affect those strategies. Investment personnel and marketing representatives should endeavor to provide as much transparency about the investment process and changes to that process as possible without compromising the need to maintain as proprietary many elements of the investment process. When in doubt, the Chief Investment Officer and/or the Head of Research or the Head of Portfolio Management should be consulted before new or unapproved investment-related information is divulged on an external basis. It is also necessary to distinguish between fact and opinion in the presentation of investment analysis and recommendations. Records to support investment analysis, recommendations, actions and other investment-related communications with clients and prospective clients must be maintained (see Record Keeping Policy for further details).

(d) Disclosure of Referral Fees. It is our policy not to pay referral fees or commissions to firm personnel who solicit clients on behalf of the firm.

(e) Responsibilities of Supervisors. Investment personnel must make reasonable efforts to detect and prevent violations of applicable laws, rules, regulations, and the CFA Institute’s Code of Ethics.

(f) Additional Responsibilities for CFA® Charterholders. CFA charterholders must not engage in any conduct that compromises the reputation or integrity of the CFA Institute or the CFA designation or the integrity, validity, or security of the CFA examinations. When referring to the CFA Institute, the CFA designation and the CFA program, members and candidates must not misrepresent or exaggerate the meaning or implications of membership in CFA Institute, holding the CFA designation, or candidacy in the CFA Program.

(g) Additional Responsibilities for Investment Personnel who are National Futures Association Members. Many of our investment and other professionals are members of the National Futures Association (NFA) as an Associated Person (AP). As such, there are additional responsibilities incumbent upon such individuals to comply with NFA rules and regulations. For more information, please refer to our CFTC/NFA Compliance Manual.

7.	Gift Policy

7.1 Gifts are Generally Prohibited. Giving or receiving Gifts (as defined below) while conducting firm business may give rise to actual or perceived conflicts of interest which could compromise (or call into question) a person’s ability to make objective and fair business decisions in the best interests of our firm and our clients. Accordingly, our policy is that no Covered Person, while acting for or on behalf of the firm or any client (or otherwise representing the firm in any capacity), shall give or receive any Gift to any person or entity (including any client, consultant, or other third-party provider of goods and services to the firm or our corporate affiliates or related commingled fund vehicles, or any service provider under consideration for engagement) except to the extent permitted under this Section 7, and, in all circumstances, any Gift given or received must meet the following conditions:

(a) the Gift is not prohibited by law (e.g., bribe, kick-back or other similar payment);

(b) the Gift is not in the form of cash or a cash equivalent (such as gift cards or gift certificates);

(c) the Gift is not considered entertainment (e.g., an invitation or ticket to a sporting event, concert, show, certain after work events, or other similar event or activity); and

(d) the Gift is not prohibited by the policies of the giver or recipient.

A “Gift” is anything of value given or received in relation to our business and specifically does not include execution or research related services from brokers or other service providers as an incident to doing business (the receipt of these items is covered by our Soft Dollar and Broker Incidentals Policy and Counterparty Quotations Policy). A Gift can take various forms and includes gratuities, favors, preferential treatment or special arrangements (including entertainment, such as meals, events or activities (regardless of whether the Covered Person “pays their own way”)).

As a best practice, Covered Persons are strongly encouraged to consult with Regulatory Compliance in advance of giving or accepting any Gift that could be construed to violate this Section 7.

7.2 Exceptions to General Gift Prohibition. The following Gifts are allowed under the Code:

(a) Receipt of the following Gifts which are not so frequent, so costly or so expensive as to raise any questions of impropriety:

(i) logo bearing corporate promotional items (such as calendars, pens, mugs or the like) intended for business advertising;

(ii) perishable items, such as food or beverages, so long as such items are made available for firm-wide consumption;

(iii) meals outside our offices provided by any client, prospective client or investment consultant to members of Business Development/Client Relationship Management (or any member of any other group participating in such business matters, such as members of Portfolio Management or Research), where such meals are conducted at business appropriate venues for legitimate business purposes;

(iv) items of small value (e.g., meals in connection with business meetings not covered in (iii) above) which do not exceed $100 in market value per Covered Person in the aggregate from any single source, in any one calendar year, for any individual Covered Person;

(v) invitations to educational or business-related seminars, conferences, webinars, speeches, presentations, roundtables and the like (including if such event includes a meal or reception ancillary to the event).

(b) Giving the following Gifts which are not so frequent, so costly or so expensive as to raise any questions of impropriety:

(i) meals in our office to any person for legitimate business purposes; and

(ii) meals outside our offices to any client, prospective client or investment consultant by members of Business Development/Client Relationship Management (or any member of any other group participating in such business matters, such as members of Portfolio Management or Research), where such meals are conducted at business appropriate venues for legitimate business purposes (including, but not limited to, as it relates to the firm’s client conference).

(c) Any other giving or receiving of Gifts approved in writing by the CCO where the giving or receipt of such Gift is consistent with the intent of this Section 7.

7.3 Gifts to Taft-Hartley and Public Plan Clients and Prospects. No Gift in any amount may be provided to representatives of governmental or union pension plans or other governmental clients or prospects without the prior approval of the CCO. Many U.S. and non-U.S. federal, state and local governments, as well as U.S. Department of Labor rules applicable to unions, restrict gratuities to, and entertainment of, representatives benefit plan representatives. The rules vary in different jurisdictions; in some instances, the dollar thresholds above which gratuities or entertainment are unlawful may be quite low.

7.4 Gift Reporting. Covered Persons are required to report to Regulatory Compliance the giving or receiving of any Gift within 30 calendar days of the end of each calendar quarter (other than permitted Gifts described in Section 7.2(a) and (b) above) on the Covered Person’s gifts and entertainment certification via StarCompliance.

7.5 Foreign Corrupt Practices Act. The U.S. Foreign Corrupt Practices Act (FCPA) makes it unlawful for any U.S. company - as well as any of its officers, directors, employees, agents or stockholders acting on its behalf - to offer, pay, promise or authorize any bribe, kickback or similar improper payment to any foreign official, foreign political party or official or candidate for foreign political office to assist the U.S. company in obtaining, retaining or directing business. Violators are subject to severe civil and criminal penalties, up to and including imprisonment. Other countries have similar laws, including the UK Bribery Act.

The FCPA not only prohibits direct payments to a foreign official, but also prohibits U.S. companies from making payments to third parties - such as a foreign partner, sales agent or other intermediary - with knowledge that all or a portion of the payment will be passed on to a foreign official. The FCPA’s definition of “knowledge” is broader than actual knowledge. A company is deemed to know that an agent or other intermediary will make an improper payment if it is aware of, but consciously disregards, a “high probability” that such a payment will be made. The purpose of this standard is to prevent companies from adopting a “head in the sand” approach to the activities of their foreign agents and partners. Accordingly, before the firm retains any agent or intermediary who may be involved in soliciting a potential investment from, or other transaction with, a foreign government or government entity, written approval must be obtained in advance from the CCO.

Our policy is to comply with the FCPA and all other applicable laws against bribery and other improper payments. No payment on behalf of the firm shall be approved or made with the intention or understanding that any part of such payment is to be used for any purpose other than that prescribed by the documents supporting such payment. It is strictly prohibited for any person, directly or indirectly, to offer to make any bribes, kickbacks, rebates or other payments to any company, financial institution, person or governmental official to obtain favorable treatment in receiving or maintaining business (it being understood that giving meals to any foreign official, foreign political party or official or candidate for foreign political office in the context of business development or client relationship activities where such meals are conducted at business appropriate venues for legitimate business purposes and which are not so frequent, so costly or so expensive as to raise any questions of impropriety should be compliant with these rules).

7.6 Charitable Giving. Covered Persons are advised that donations to certain organizations (many of which appear to be charitable organizations, but in fact may engage in lobbying efforts which is the case for a 501(c)(4) entity) may result in a violation of the firm’s Political Activity Compliance Policy. Covered Persons are advised to closely review the firm’s Political Activity Compliance Policy and to reach out to Regulatory Compliance prior to making any charitable donations or contributions to any entity or organization that is not a recognized 501(c)(3) entity.

8.	Outside Business Activities

8.1 Access Persons. Every Access Person must receive approval from Regulatory Compliance prior to engaging in any “outside business activity.” An outside business activity for purposes of the Code refers to (i) any business or other activity outside the scope of such person’s position with the firm for which compensation is received (either through active or passive involvement) except as it relates to activities associated with ownership and management of real estate where such property is residential in nature, includes no more than three units and the Access Person does not spend more than five hours per month supporting or otherwise managing such activity; or (ii) any activity involving investment advice or other securities-related functions, regardless of whether compensation is to be received, for any person or entity, other than to a Member of the Family (or any trust or other investment vehicle established and controlled by any such person). Outside business activities within the meaning of this policy may include the following:

(a) teaching;

(b) consulting;

(c) business association with any person not associated with the firm;

(d) service on the board of directors or as trustee of any organization;

(e) professional practices; and

(f) presentations at seminars and conferences.

Access Persons must seek pre-approval for an outside business activity from both their people leader and Regulatory Compliance through submitting an approval request via StarCompliance. Any such request will be reviewed for potential conflicts of interest and for potential conflicts with other internal firm policies and practices. Regulatory Compliance maintains discretion to approve, restrict or disapprove such requests for any reason. Regulatory Compliance may also revoke approval of an outside business activity at any time. Such analysis will consider existing business relationships of the firm, including those designated as “sensitive” by Regulatory Compliance, which may include, for example, auditors, middle office service provider, brokers, dealers and counterparties. Outside business activities by Covered Persons are required to be certified annually via StarCompliance.

Compensation received by Access Persons for certain types of outside business activities may be required to be paid to the firm.

Access Persons are prohibited from serving as an officer, director, advisor or consultant to a publicly traded company.

8.2 Non-Access Persons. Every non-Access Person (which will typically be limited to our non- executive directors) must receive approval from the CCO or Chief Executive Officer prior to engaging in any outside business activity in accordance with agreed upon procedures. Such analysis will consider existing business relationships, including those designated as “sensitive” by Regulatory Compliance; for example, auditors, middle office service provider, brokers, dealers and counterparties. Although non-Access Persons are not prohibited from serving as an officer, director, employee or consultant of a publicly traded company, if such activity is approved, in addition to any additional restrictions Regulatory Compliance may impose in order to mitigate potential conflicts of interest, such person shall recuse himself or herself from any matter (whether arising as a firm matter or public company matter) in which such non-Access Person may be conflicted as a result of such service.

9.	Personal Securities Trading by Access Persons

9.1 In General. As detailed below, references to Access Person within this Section 9 apply to both Access Persons and Members of the Family. Access Persons are required to obtain preclearance of transactions in “Securities” that they “Beneficially Own,” as described below. They are also required to report all transactions and holdings of Securities.

9.2 Definitions. The following definitions apply to this Section 9:

(a) Beneficial Ownership means a direct or indirect pecuniary (financial) interest held by the Access Person. Indirect interests include the pecuniary interest of any Member of the Family (defined below) of the Access Person, certain family trusts, family custodial accounts, entities controlled by the Access Person, portfolios from which the Access Person may receive a performance fee, and other circumstances in which the Access Person may profit, directly or indirectly through any contract, arrangement, understanding, relationship, or otherwise, from transactions in the respective Securities, as defined further in SEC Rule 16a-1(a)(2). Beneficial Ownership also includes any revocable or irrevocable trust where an Access Person is the grantor or settlor and the beneficiaries of which are (in whole or in part) Members of the Family of the Access Person.

(b) Covered Account means a brokerage or other similar financial account that holds, or could hold, Securities and in which an Access Person has Beneficial Ownership. Typically, this includes:

(i)	Traditional brokerage accounts;

(ii)	“Robo” advisor accounts;

(iii)	Accounts managed by a third-party investment advisor;

(iv)	Traditional and Roth Individual Retirement Accounts (IRA);

(v)	Employee Stock Purchase Plans;

(vi)	Dividend Reinvestment Plans;

(vii)	Certain 401(k) / 403(b) retirement plans; and

(viii)	Retirement Savings Plans (RSP) / Registered Retirement Savings Plans (RRSP).

(c) Supported Electronic Broker means an institution where an Access Person maintains a Covered Account that can electronically feed holdings and transaction information with respect to such Covered Account into StarCompliance and which is approved by the firm for this purpose. The firm reserves the right to limit or change the list of institutions approved for such purposes.

(d) Member of the Family of an Access Person means (i) the Access Person’s spouse, domestic partner or other similar relationship including where the parties are not legally wed, (ii) the Access Person’s children under the age of 18 and any other child who lives in the same household or for whose support the Access Person contributes, and (iii) any of the following who live in the Access Person’s household: stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships. Although extremely rare, it may be possible for Access Persons to exclude accounts held personally or by immediate family members sharing the same household if the Access Person does not have any direct or indirect influence or control over the accounts; any such exclusions must be approved in advance by the CCO.

(e) Eligible ETF List means the list of exchange traded funds that are likely to be granted preclearance approval for investment pursuant to the provisions of this Section 9. The Eligible ETF List is maintained by Regulatory Compliance and posted on the Regulatory Compliance page of the firm’s SharePoint site. The Eligible ETF List is subject to change at any time.

(f) Restricted Funds List means the list of commingled investment funds (e.g., certain U.S. and non-U.S. mutual funds or other similar investment vehicles) that are restricted from investment pursuant to the provisions of this Section 9. Such funds may include U.S. and non-U.S. mutual funds or other similar investment vehicles. The Restricted Funds List is maintained by Regulatory Compliance and posted on the Regulatory Compliance page of the firm’s SharePoint site. The Restricted Funds List is subject to change at any time.

(g) Security means any note, stock, commingled investment fund (including exchange-traded funds), closed-end investment funds and funds on the Restricted Funds List), security future, bond, debenture, investment contract, voting-trust certificate, certificate of deposit for a security, any put, call, straddle, option, or privilege on any security or on any group or index of securities, or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, investments in virtual currency or cryptocurrency coins or tokens that are being offered as part of an initial coin offering (“ICO”) or obtained through participation in an ICO, non-fungible tokens, or, in general, any interest or instrument described in Section 2(a)(36) of the Investment Company Act or commonly known as a “security,” except that “Security” does not include:

(i)	direct obligations of the Government of the United States;

(ii)

foreign currencies traded for exchange conversions and deliverable forward foreign currency contracts (e.g., converting US Dollars to a foreign currency for personal use or presently purchasing a currency for future delivery of a different currency);

(iii)

cryptocurrency solely in the form of a coin or token so long as such cryptocurrency was created outside the context of an ICO and is maintained in a cryptocurrency wallet, in an online account maintained on a “crypto only” platform (e.g., currently Venmo or Binance) or with a Supported Electronic Broker that supports electronic feeds of all applicable holdings and transaction information with respect to such Covered Account;

(iv)	bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

(v)	shares issued by money market investment companies that are registered under the U.S. Investment Company Act of 1940;

(vi)

shares issued by open-end investment companies that are registered under the U.S. Investment Company Act of 1940 and which are not on the Restricted Funds List, provided that if an exchange traded fund share class within an open-end investment company is held, such exchange traded fund share class is subject to the reporting and preclearance procedures otherwise applicable to ETFs; and

(vii)	units of unit investment trusts and which are not on the Restricted Funds List.

9.3 Preclearance Requirement. Except as provided in Section 9.3(c), each Access Person must obtain written preclearance from Regulatory Compliance before any person effects any transaction in a Security of which the Access Person has (or because of which transaction they acquire) Beneficial Ownership. For this purpose, “transaction” means any acquisition or disposition of Beneficial Ownership, which includes but is not necessarily limited to purchases, sales, pledges, gifts, and writing options with respect to the Security.

Access Persons may not engage in any personal trading (including exempt transactions) until the applicable Covered Account is maintained with a Supported Electronic Brokers and is being reported via StarCompliance, or such requirement has been waived by the CCO, in accordance with Section 9.4(a).

(a) Restrictions. Except as provided in Section 9.3(d) below regarding the ability to request preclearance for certain transactions, purchases in the following are unlikely to be approved for preclearance as they may conflict with, or give the appearance of conflicting with, client interests:

(i)	publicly traded equity and/or debt securities (including derivative securities thereof) of publicly traded issuers;

(ii)

Exchange traded funds or exchange traded fund share classes within open-end investment companies that are not on the firm’s Eligible ETF List (which is available on the firm’s SharePoint site and is updated from time to time);

(iii)	Commingled investment funds that are on the firm’s Restricted Funds List (which is available on the firm’s SharePoint site and is updated from time to time);

(iv)	derivative instruments (including futures and swaps) that are likely to be traded on behalf of client accounts; and

(v)	non-deliverable currency contracts and other speculative transactions in currencies.

(b) Likely Eligible. Transactions in Securities other than those described in Section 9.3(a) above are likely to be granted preclearance approval as they may not present the same potential conflicts of interest and other concerns that arise in transactions identified in Section 9.3(a) above. Similarly, investments by a Member of the Family in employer sponsored investment vehicles, regardless of investment strategy, may not present the same potential for conflicts of interest; accordingly, Access Persons, or Members of the Family of an Access Person, wishing to invest in these types of Securities are more likely to obtain preclearance (on an individual transaction or, in certain limited circumstances, a program basis). Access Persons should be aware that the sale or other disposition of any Securities received in respect of a Security for which preclearance was granted (e.g., a distribution of securities in lieu of cash to investors in connection with a private fund portfolio company liquidity event) shall, for the avoidance of doubt, be subject to the firm’s preclearance policy.

(c) Exceptions to Preclearance Requirement. Preclearance is not required for the following transactions, however, such items are still subject to the reporting requirements set forth under Section 9.4 below, regardless of whether preclearance was required:

(i)	The receipt of Securities as a gift, inheritance or bequest;

(ii)	The purchase or sale of brokered CDs;

(iii)	The purchase or sale of shares or units of any fund listed on the Canadian Approved Funds List (available on the firm’s SharePoint site and subject to change from time to time);

(iv)	The exercise of involuntary corporate actions involving a Security, such as receipt of a stock dividend, stock split, spin out shares, exchange offers, tenders, and the like;

(v)	The receipt of employee stock options, restricted stock or other similar instrument (and any subsequent vesting associated therewith);

(vi)

The exercise of employee stock options (for avoidance of doubt, this does not apply to an “exercise and sell”, “sell to cover” or cashless exercise of any such employee stock option, all of which require preclearance);

(vii)	The purchase of Securities pursuant to certain automatic investment plans (e.g. dividend reinvestment plans);

(viii)

The purchase or sale of the types of Securities identified below in an account managed by a third-party investment adviser, bank or trust company so long as preclearance is obtained from Regulatory Compliance for the establishment of, and for any material change in, such account, noting the scope of exceptions from preclearance requirements will vary based on type of account. Specifically:

(A)

As it relates to accounts managed by a discretionary investment adviser that meet all of the following conditions, transactions in exchange traded funds (regardless of the inclusion or exclusion of the exchange traded fund on the Eligible ETF List) and transactions in shares issued by open-end investment companies that are registered under the U.S. Investment Company Act of 1940 are exempt from preclearance so long as preclearance for the establishment of, and for any material change in, such account is received from Regulatory Compliance and the following conditions are met:

•

The Access Person has granted the investment adviser full and exclusive discretionary investment authority over the account and neither the Access Person nor any Member of the Family of the Access Person maintains, or may appear to maintain, direct or indirect influence or control; and

•	Neither the Access Person nor any Member of the Family of the Access Person is affiliated with the investment adviser.

(B)

As it relates to accounts managed by a third-party investment adviser, bank or trust company that meet the all of the following conditions (noting that accounts that typically meet such conditions often leverage automated investment services (e.g. “Robo” accounts)), all Security transactions are exempt from preclearance requirements so long as preclearance for the establishment of, and for any material change in, such account is received from Regulatory Compliance and the following conditions are met:

•

Neither the Access Person nor any Member of the Family of the Access Person maintains, or may appear to maintain, direct or indirect influence or control, as is typically evidenced by the account investing assets on a commingled basis with other clients of the investment manager;

•	Neither the Access Person nor any Member of the Family of the Access Person has any direct or indirect investment or trade authority; and

•	Neither the Access Person nor any Member of the Family of the Access Person is affiliated with the investment manager.

Prior to any such account being excluded from preclearance requirements, the Access Person and/or the third-party, as determined by Regulatory Compliance, must certify to compliance with the above-noted conditions. The firm reserves the right to request updated certifications on a periodic basis. The Access Person’s failure to obtain such certifications in a timely manner may result in the preclearance of the account being rescinded.

(ix)

The purchase or sale of Securities in an account in the name of an Access Person or for which an Access Person has Beneficial Ownership (A) that was not established by the Access Person or a Member of the Family of the Access Person and (B) over which the Access Person (or any Member of the Family of the Access Person) has no direct or indirect influence or control;

(x)	The purchase or sale of shares or units of any investment option effected through the firm’s 401(k) plan;

(xi)	The purchase or sale of shares or units of any Arrowstreet Sponsored Fund.

(xii)

The purchase or sale of shares or interests in collective investment trusts sponsored by U.S. banks through a 401(k) plan of the employer of the Access Person or the Member of the Family of the Access Person;

(xiii)

A non-volitional disposition of Securities through routine account administration without specific instruction, such as the automatic liquidation of fractional shares (e.g., in connection with closing a Covered Account or account transfer), or the automatic sale or removal of shares in a Covered Account to cover account advisory fees, etc.;

(xiv)	A disposition/abandonment of Securities that are worthless; and

(xv)

The purchase or sale of Securities by Members of the Family of seasonal employees which are short term by nature (e.g. college interns or co-ops), provided such Members of the Family otherwise certify in writing that they will not consult with the seasonal employee regarding investments made or investments being considered.

(d) Requesting Preclearance. Access Persons must request preclearance for a Security transaction via StarCompliance.

(i)

As it relates to preclearance requests to transact in Securities, a preclearance request must be submitted via StarCompliance. Regulatory Compliance will review each preclearance request and notify the Access Person of preclearance approval or denial via StarCompliance or electronic mail.

(ii)

Other than as it relates to transactions in Securities on the Eligible ETF List, all precleared transactions must be effected in accordance with specific terms of the preclearance. For example, preclearance approvals are typically only valid for a specified trade day or trading period and for a specified number of shares (subject to involuntary corporate actions, such as a stock split). Other than as it relates to transactions in Securities on the Eligible ETF List, failure to adhere to the terms of the preclearance (including not effecting the precleared transaction) will generally be considered a violation of the Code.

(iii)

Other than as it relates to transactions in Securities on the Eligible ETF List, if preclearance for the sale of a Security is granted, the Access Person will be permitted to sell such precleared positions on either (i) the 30th calendar day following the date which preclearance was granted (if the 30th calendar day is not a business day, the next business day thereafter); or (ii) such other later date as approved by Regulatory Compliance at the time preclearance was granted.

(iv)

If preclearance is granted for a transaction in a Security included on the Eligible ETF List, the Access Person will be permitted to complete such transaction on any date over the thirty-calendar day period beginning the date preclearance was granted. Precleared transactions in Securities included on the firm’s Eligible ETF List are not required to be effected and failure to effect such precleared transaction will not be considered a violation of the Code.

(e) Grounds for Denying Preclearance. Regulatory Compliance may deny or impose conditions on preclearance of any proposed transaction in Securities if, in the opinion of the CCO, such transaction would be, or would appear to be, inconsistent with the firm’s legal or fiduciary obligations. Regulatory Compliance is entitled to take any relevant consideration into account in determining whether to grant or deny preclearance. Regulatory Compliance may revoke a preclearance at any time after it is granted and before the transaction is effected. Reasons for denying preclearance may be confidential to the firm, and no reason need be stated.

(f) Preclearance Service Charge – Select Private Investments. The firm reserves the right to assess Access Persons a $1,000 service charge for preclearance requests relating to the purchase of highly complex investments and/or for a significant number of private investment preclearance requests from any one Access Person in a single calendar year (e.g. more than five requests per Access Person, per calendar year). The service charge will not apply to Securities for which preclearance was previously granted to such Access Person, certain follow-on investments in connection with a previously precleared transaction, or with respect to preclearance requests to sell existing positions.

(g) Short Term Trading. No Access Person may effect opposite way transactions (i.e. buying and selling or short selling and buying) within a 60-calendar day window in any Security of which they have Beneficial Ownership; provided, however, that this Section 9.3(g) shall not be applicable with respect to transactions exempt from preclearance under Section 9.3(c) or to transactions in Securities on the Eligible ETF List.

(h) Personal Risk. Our compliance procedures may add to your personal risks involved in trading generally. For example, our policies may negatively impact your liquidity needs or your ability to execute short sales or derivative instruments by impeding quick trading decisions often required when trading these instruments. It is important that each Access Person is aware that any financial losses incurred as a result of denial of preclearance or other aspects of our compliance policy will not be reimbursed by the firm.

9.4 Access Person Account and Transaction and Holdings Reporting Requirements.

(a) Covered Account Reporting Requirements; Supported Electronic Broker Feeds. Except to the extent described in Section 9.4(b) below, all Covered Accounts must be reported via StarCompliance within 10 calendar days of the establishment of such account or acquiring Beneficial Ownership of such account. In addition, all Covered Accounts must be maintained with Supported Electronic Brokers; provided that (i) new employees will have 60 calendar days following their start date to transition any Covered Account that is not with a Supported Electronic Broker to a Supported Electronic Broker; and (ii) in the event of a material hardship or any other fact or circumstance that would prevent the establishment or maintenance of a Covered Account with a Supported Electronic Broker, the CCO may waive such requirement. Access Persons may not engage in any personal trading (including exempt transactions that do not need to be precleared or reported) until the applicable Covered Accounts are maintained with Supported Electronic Brokers and are being reported via StarCompliance, or such requirement has been waived by the CCO.

(b) Exception to Covered Account Reporting Requirements. The following Covered Accounts are exempt from the reporting requirements in Section 9.4(a) above:

(i) an account in the name of an Access Person or for which an Access Person has Beneficial Ownership (i) that was not established by the Access Person or a Member of the Family of the Access Person, and (ii) over which the Access Person (or any Member of the Family of the Access Person) has no direct or indirect influence or control; provided that in each case, except in cases where the Access Person had no knowledge of the existence of the account or of the Access Person’s interest in the account, the exclusion of such account has been approved by Regulatory Compliance;

(ii) Covered Accounts that are held by seasonal employees which are short term by nature who are employed by the firm for less than 12 weeks (generally this exception will be limited to college interns only, and will not apply to college co-ops which are typically of a longer duration);

(iii) Covered Accounts that are held by Members of the Family of seasonal employees which are short term by nature (e.g., interns or co-ops), provided such Members of the Family otherwise certify in writing that they will not consult with the seasonal employee regarding investments made or investments being considered;

(iv) an account established as a qualified tuition program pursuant to Section 529 of the Internal Revenue Code (529 Plans) if the firm does not manage, distribute, market, or underwrite the 529 Plan or the investments and strategies underlying the 529 Plan;

(v) an account holding investments in connection with the firm’s 401(k) plan, whereby reporting of Securities is otherwise provided directly to the Regulatory Compliance team;

(vi) an account holding solely investments in Arrowstreet Sponsored Funds, whereby reporting of such Securities is otherwise reported to the Regulatory Compliance team; and

(vii) an account that, by its terms, does not have the ability to hold Securities such as:

(A)

401(k) or 403(b) accounts that may only hold U.S. registered open-ended mutual funds (e.g., where the account does not have a self-directed brokerage option, or any other option to purchase Securities);

(B)	an account maintained at a mutual fund company (where only open-ended U.S. registered mutual funds may be held);

(C)	cryptocurrency coins or tokens (e.g., crypto wallets, or online accounts maintained on “crypto only” platforms such as Venmo, Coinbase or Binance); and

(D)	accounts that may only hold fixed annuity contracts or fixed index annuity contracts (if such fixed index annuity includes a minimum rate of return/protection of principal against downside risk).

(c) Initial and Annual Holdings Reports. Access Persons must certify holdings via StarCompliance within the timeframe and frequency required by Regulatory Compliance. For a certification of initial holdings, this deadline is within 10 calendar days of becoming an Access Person, and for an annual holdings certification, this deadline is within the earlier of the internally communicated deadline or 45 calendar days of December 31st each year. Such certification must include the following information with respect to each Security held by such Access Person, it being understood that such information is generally expected to be provided via Supported Electronic Broker feed(s) to StarCompliance, as applicable:

(i) the title and exchange ticker symbol or CUSIP number, type of security and number of shares or principal amount of each Security in which the Access Person had any Beneficial Ownership;

(ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any Securities were held in which the Access Person has Beneficial Ownership; and

(iii) the date that the report is submitted by the Access Person.

Access Persons holding interests in private funds must certify to the following information:

(i) the name of the fund;

(ii) the units/shares/interest held in such fund; and

(iii) the value of such interest.

(d) Quarterly Transaction and Broker Account Reports. No later than the earlier of the internally communicated deadline or 30 calendar days after the end of each calendar quarter, each Access Person shall (except as provided in Section 9.4(b) above) report to Regulatory Compliance the following information, as required in the Quarterly Report of Transactions in StarCompliance, as applicable, it being understood that such information is generally expected to be provided via Supported Electronic Broker feed(s) to StarCompliance , as applicable:

(i) With respect to each transaction of any type during the quarter in a Security in which the Access Person had Beneficial Ownership:

(A)

the date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares or the principal amount of each Security involved;

(B)	the nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

(C)	the price of the Security at which the transaction was effected;

(D)	the name of the broker, dealer or bank with or through which the transaction was effected; and

(E)	the date that the report is submitted by the Access Person.

(ii) Except as provided in 9.4(b) above, with respect to each account maintained by the Access Person in which any Securities were held or able to be held during the quarter in which the Access Person had any direct or indirect Beneficial Ownership:

(A)	the name of the account holder;

(B)	account type;

(C)	the name of the broker, dealer or bank with which the Access Person established the account;

(D)	the date the account was established; and

(E)	the date that the report is submitted by the Access Person.

For clarity, notwithstanding that certain transactions are exempt from preclearance under Section 9.3, all accounts that hold, or could hold, Securities must be reported unless explicitly exempted from reporting requirements in Section 9.4(b) above.

Access Persons reporting Securities transactions electronically via StarCompliance need only certify that no other Securities transactions took place during the quarter, provided that such electronic reporting (i) is provided by the deadline required for the quarterly report in which the transactions or brokerage accounts must be reported; and (ii) includes all information required under Section 9.4(d) of this Code.

Access Persons reporting Securities transactions via paper confirmations and periodic statements must ensure that they manually add these transactions and periodic statements to their account(s) on StarCompliance by the required deadlines noted above. Failure to do so in a timely manner may result in a violation of this Code.

(e) Review of Reports. Regulatory Compliance will review transactions and holdings reports (or data feeds) received within a reasonable time after receipt and will carry out periodic testing procedures designed to provide reasonable assurance that the transactions and holdings reported are not in violation of this Code. Such procedures will not only review compliance with internal policies but will also review whether personal trades that were made in violation of internal policies were made at the detriment of client trading activities. Regulatory Compliance is responsible for communicating all potential issues noted to the CCO for further investigation and resolution.

(f) Personal Trading Rules Subject to Change. Our personal trading rules are subject to change at any time. Any such change may result in significant restrictions on the buying or selling of Securities or other instruments by Access Persons and may result in existing positions becoming illiquid. Specifically, Access Persons should be aware that the Restricted Funds List and Eligible ETF List are also subject to change at any time. While it is expected that any existing investments in a Security or other instrument held by an Access Person that may subsequently become restricted under this policy would be “grandfathered” (e.g., in the case of new commingled investment funds being added to the Restricted Funds List), additional trading restrictions will likely apply, including restrictions on the ability to add to, or divest of, such positions.

10.	Acknowledgements.

Regulatory Compliance will furnish copies of this Code and all amendments hereto to all Covered Persons (including posting on the Regulatory Compliance page of the firm’s SharePoint site). At least annually (and connection with any material amendment), each Covered Person is required to certify via StarCompliance that they have read and understood the Code and that they have complied (or, with respect to any amendment, will comply) with the Code for the applicable period.

11.	Duty to Report Violations.

Each Covered Person should ask questions, seek guidance, and express any concerns regarding compliance with this Code or any of our other policies. Anyone who believes that any Covered Person has engaged or is engaging in conduct that violates applicable law or this Code must promptly report that information to the CCO or to the General Counsel, who in turn must report it to the CCO. The CCO will be responsible for notifying the Chief Executive Officer and/or the Board of Directors, as applicable, and furnishing any information appropriate to address any violation.

12.	Accountability for Violations of this Code.

Failure to comply with the standards required by this Code will be managed in accordance with the firm’s Code of Ethics escalation policy in effect from time to time, which may result in disciplinary action that may include, without limitation, additional required training, suspension of preclearance abilities or other privileges, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary and/or bonus payments, selling of positions, disgorgement of profits, discharge or removal, and restitution. Certain violations may be referred to public authorities for investigation or prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not promptly report it, also will be subject to disciplinary action, up to and including discharge.

13.	Record Keeping.

We will maintain the following records concerning the administration of this Code:

(a) In an easily accessible place, a copy of this Code of Ethics (and any prior Code of Ethics that was in effect during the past six years);

(b) A record of any violation of this Code and of any action taken as a result of such violation, for a period of six years following the end of the fiscal year in which the violation occurs;

(c) A copy of each report (or brokerage confirmation or statement in lieu of a report) submitted under Section 9 of this Code (whether electronically or in tangible form) for a period of six years from the end of the fiscal year in which the report was submitted, provided that for the first two years such reports must be maintained and preserved in an easily accessible place (and, to the extent required by law, such records shall be maintained electronically in an accessible computer database);

(d) A list of all persons who are, or within the past six years were, required to make or required to review, reports pursuant to Section 9 of this Code of Ethics;

(e) A copy of each report or questionnaire response provided to the board of any investment company client as described in Section 14 below, for a period of six years following the end of the fiscal year in which the report is made, provided that for the first two years such record will be preserved in an easily accessible place; and

(f) A written record of any decision, and the reasons supporting any decision, to approve the trade by an Access Person of any security for a period of six years following the end of the fiscal year in which the preclearance approval is granted.

A record of the written acknowledgment of the receipt of this Code and of any amendment hereto provided by each person who is or was a Covered Person at any time during the prior six years.

All such records shall be maintained in an easily accessible place which shall, for at least the first two years be our principal office. Electronic records will be maintained on servers accessible by that office.

14.	Amendments and Reporting.

All amendments to this Code are subject to the approval of the CCO. Amendments considered to be material by the CCO shall be submitted to the Operating Committee for approval. The CCO shall report (i) material amendments to the Code to the Chair of the Audit and Risk Committee of the Board of Directors; and (ii) material violations of the Code to the Board of Directors.

* * *